EXHIBIT 10.2

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into as of August 7, 2025, by and between Troemner, LLC, a Delaware limited liability company (“Buyer”) and Scientific Industries Inc., a Delaware corporation (“Seller”). Buyer and Seller are each referred to herein individually as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties are parties to an Asset Purchase Agreement dated the date hereof (the “Purchase Agreement”), pursuant to which Buyer is purchasing substantially all of the assets of Seller’s Genie brand laboratory equipment product family;

WHEREAS, in consideration of the fact that Buyer will require the ongoing services of Seller in order to receive and transfer key elements of the Business and the Purchased Assets (as such terms are defined in the Purchase Agreement), the Parties, as an integral part of the consideration contemplated by the Purchase Agreement, have reached agreement on the terms under which Seller will provide such services; and

WHEREAS, it is a condition precedent to the closing of the transactions contemplated by the Purchase Agreement that the parties enter into this Agreement;

NOW THEREFORE, in consideration of the foregoing Recitals, the undertakings of the Parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. General.

(a) Capitalized terms used herein and not otherwise defined have the meaning given them in the Purchase Agreement.

(b) Seller acknowledges that Buyer will be dependent on the continued services of Seller post-Closing in order to operate the Business and transition key components of the Business to Buyer, and Buyer would not have entered into or proceeded to the Closing of the transactions contemplated by the Purchase Agreement without the assurances provided by this Agreement.

2. Services.

(a) During the Term of this Agreement, Seller will:

(i) provide the services described in Appendices 1 through 6 of this Agreement;

(ii) provide additional services within the general categories of services and of the general nature identified in Appendices 1 through 6 of this Agreement and reasonably necessary to more fully convey the Purchased Assets and Business to Buyer; and

(iii) if no consulting agreement is in effect between Debra Segl and Buyer at Closing, Seller will use commercially reasonable efforts to ensure that Ms. Segl remains employed by Seller and will direct Ms. Segl to devote her personal time and attention to the services described in section 3.4 of Appendix 3, and Appendix 6, as well as services of the general nature described in such sections and Appendices, and as reasonably necessary to more fully convey the benefits of the Purchased Assets and the Business to Buyer, for a period of three (3) months following the Closing Date.

(iv) if Debra Segl and/or Alain Ruiz ceases to provide sales and marketing services to Buyer during the Term (either as employees of Seller, or as consultants of Buyer), then Seller will also provide up to 8 hours per week of the personal services of Helena Santos (in the case of Ms. Segl) and up to 2 hours per month (in the case of Mr. Ruiz) to provide such substitute services as Buyer may reasonably request; and

(v) provide personal services and attention of Ms. Santos as Buyer may reasonably request in connection the fulfillment of the activities described in Appendix 6

(all such services provided pursuant to this Agreement being collectively referred to hereinafter as the “Services”). Seller shall not enter into any agreement with any third party to provide any Services hereunder pursuant to which Buyer would remain obligated to such third party upon the conclusion of this Agreement without Buyer’s prior written consent.

(b) (i) Seller shall provide or cause to be provided, at its sole cost and expense, all the personnel, facilities, equipment, systems and management to perform the Services so as to render the Services in a professional and workmanlike manner with a high degree of diligence, care and completeness. Seller will at all times use commercially reasonably efforts to ensure that employees of sufficient skill and knowledge are available to provide the Services and will give priority to the provision of the Services, unless it interferes with the Seller’s ability to fulfill its obligations under the Supply Agreement.

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(ii) Until the earlier to occur of the termination of Ms. Segl’s consultant relationship with Buyer or her attainment of the age of 65, Seller will provide to Ms. Segl health insurance coverage on the terms she had with Seller.

(c) During the Term, Buyer may from time to time request that Seller provide special services or projects outside the scope of the Services, and Seller shall make commercially reasonable efforts to provide such additional services or projects. If Seller agrees to provide such additional services or projects, the Parties will negotiate in good faith to establish the terms (including, without limitation, price) for providing such additional services or projects and, following agreement on such terms, the Parties will enter into a memorandum of agreement memorializing such terms. If Seller is unable to provide such additional services or projects or the Parties are unable to agree on the terms thereof, Seller will promptly inform Buyer and shall use its commercially reasonable efforts to work with Buyer in finding an alternative source for such additional services or projects.

(d) In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, the Parties shall establish

(i) a “Steering Committee” consisting of one (1) senior manager from each Party; and

(ii) an “Operating Committee” consisting of one (1) representative of each Party from each functional area that is the subject of Appendices 1 through 6.

The Steering Committee shall provide general oversight of the terms and conditions of this Agreement, shall have general responsibility to ensure the expeditious and correct performance of the Services, and shall work in good faith to resolve any disputes arising under this Agreement as set forth in Section 8 hereof. The Operating Committee shall be responsible for the day-to-day implementation and delivery of the Services as described in the Appendices hereto. The initial Steering Committee representatives shall be Jean-Yves Chever for Buyer and Helena Santos for Seller. The initial Operating Committee representatives shall be as set forth in the Appendices. The initial Steering Committee and Operating Committee representatives shall not be changed by either Party on less than ten (10) days’ prior written notice to the other Party. The Steering Committee and Operating Committee representatives shall meet at least weekly (or more frequently if needed) during the term of this Agreement. The Steering Committee and Operating Committee representatives for each Party shall stay apprised of the activities of the employees, agents and contractors of such Party who are providing or receiving the Services in order to maximize efficiency in the provision and receipt of the Services.

(e) Attached hereto as Appendix 7 is an agreed roadmap for the provision of Services (the “Roadmap”). In the event of conflicts or inconsistencies in timeframes between dates in Appendices 1 through 6 and Appendix 7, Appendix 7 will prevail. Deviations of more than five (5) business days require mutual agreement of each Party’s Steering Committee representative.

(f) The Parties agree that the products of the Services shall be deemed Purchased Assets, owned by Buyer upon their creation.

3. Certificates of Completion; Earn-Out Payments; Other Payments

(a) Upon successful completion of the Services contemplated by each Appendix, the Operating Committee Representative of each Party for such Services will certify same by executing a Certificate of Completion in the form attached hereto as Appendix 9 and submitting same to the Steering Committee. Upon execution thereof by the Steering Committee, the Certificate of Approval shall be deemed the agreement of the Parties that the Services under the subject Appendix have been completed (“Agreed Completion”). If the Operating Committee Representatives cannot agree whether the Services under an Appendix have been completed, such matter shall be referred to the Steering Committee pursuant to Section 8.

(b) Within ten (10) Business Days of the later to occur of the Agreed Completion of Appendix 1 and Appendix 3, Buyer will pay to Seller the portion of the Earn-Out equal to $300,000.00.

(c) Within ten (10) Business Days of the later to occur of the Agreed Completion of Appendix 2, Appendix 4, Appendix 5 and Appendix 6, Buyer will pay to Seller the portion of the Earn-Out equal to (i) $480,000.00, minus (ii) shortfalls determined in accordance with Appendix 2, sections 2.1.4, 2.1.5 and 2.4.4.

(d) The Parties agree that they will not withhold Certificates of Approval for immaterial items which can be completed within 5 business days and which do not impair in any material respect the ability of Buyer to independently conduct the Business, and Seller will use commercially reasonably efforts to complete such items within such 5-business day period.

(e) Reference is made to Section 2(a)(iii) hereof. Provided Ms. Segl performs the services identified in such Section 2(a)(iii), Buyer will pay to Seller $15,000 per month (i.e., the first month being August 7 – September 6) for up to the first three (3) months of Ms. Segl’s employment with Seller after Closing (prorated for partial months of employment), such payment to be made within thirty (30) days after the end of the applicable month. If Ms. Segl completes 3 months of employment as aforesaid and upon delivery of Certificates of Completion for Appendix 3 and Appendix 6, Buyer will pay Seller an additional payment of $15,000. Buyer agrees to reimburse Seller for expenses incurred by Ms. Segal in the performance of the services identified in Section 2(a)(iii) hereof and evidenced by supporting documentation, subject in each instance, to Buyer’s written approval, not to be unreasonably withheld.

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4. Term.

(a) This Agreement shall remain in full force and effect until the delivery of all Certificates of Completion, and completion by Seller of any minor items which the Parties may agree may be delivered by Seller thereafter (the “Term”). The Parties agree that it is intended that the Term of this Agreement not exceed the Term of the Supply Agreement and that Seller shall have the right to terminate this Agreement, at its option, by written notice to Buyer any time after the date which is thirty (30) days following the expiration or termination of the Supply Agreement.

(b) Until expiration of the Term, Seller agrees (i) to permit Buyer all such access to Seller’s premises and personnel as may be reasonably necessary in order to obtain the benefit of the Services, (ii) to allow Buyer to clearly label all Purchased Assets as the property of Troemner, LLC, and not to remove such markings, (iii) to inform its landlord and lenders of Buyer’s rights of entry and ownership of the Purchased Assets and (iv) to allow Buyer to file a UCC-1 financing statement and such other protective filings as Buyer may deem appropriate to protect its interests in the Purchased Assets.

(c) Notwithstanding anything herein to the contrary, at any time Buyer deems itself insecure, it may, without notice, enter the premises of Seller and remove any portion of the Purchased Assets without liability, and/or terminate any portion of the Services hereunder.

(d) Upon termination of this Agreement or any time at the request of Buyer, all records pertaining to the Services will be transmitted to Buyer as soon as reasonably practicable but no more than 10 business days thereafter. Such records are deemed Purchased Assets.

5. Confidentiality.

(a) Buyer has acquired all information pertaining to the Purchased Assets and the Business pursuant to the Purchase Agreement. All information disclosed by Buyer to Seller or created by Seller during the Term of this Agreement which is non-public and either proprietary or confidential in nature and related to Buyer’s financial, marketing, sales and business plans, financial statements, analyses, forecasts and projections, customer and distributor lists and related information, customer agreements, suppliers, vendors and independent contractors, products, inventions and trade secrets, know-how, formulae, compositions, processes, product specifications, sketches, drawings, samples, past, current and planned research and development, current and planned manufacturing and/or distribution methods and processes, internal management tools and systems, pricing policies and methods, and costing policies and methods, or pertains to the Services which is (a) marked as confidential at the time of disclosure; or, (b) is unmarked (e.g., disclosed orally or visually) but is identified as confidential at the time of disclosure, or (c) due to the nature of the information or the circumstances of disclosure, would be understood by a reasonable person to be confidential is “Confidential Information”. All Confidential Information shall remain the property of Buyer.

(b) Seller shall maintain the Confidential Information in strict confidence and disclose the Confidential Information only to its employees who have a need to know such Confidential Information in order to fulfill the business affairs and transactions between the Parties contemplated by this Agreement and who are under confidentiality obligations no less restrictive than this Agreement. Seller shall at all times remain responsible for breaches of this Agreement arising from the acts of its employees and agents. Seller shall protect Confidential Information by using the same degree of care as Seller uses to protect its own information of a like nature, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure, dissemination, or publication of the Confidential Information. Seller agrees not to use Buyer’s Confidential Information for its own purpose or for the benefit of any third party, without the prior written approval of the Buyer. Seller shall not decompile, disassemble, or reverse engineer all or any part of the Confidential Information. Seller will not manufacture or have manufactured any products which are the same as or similar to the Products using confidential designs or engineering data which were sold to Buyer pursuant to the Purchase Agreement or have been transmitted to Buyer hereunder. No Confidential Information furnished to Seller shall be duplicated or copied except as may be strictly necessary to effectuate the purpose of this Agreement.

(c) If Seller is confronted with legal action to disclose Confidential Information received under this Agreement, Seller shall, unless prohibited by applicable law, provide prompt written notice to Buyer to allow Buyer an opportunity to seek a protective order or other relief it deems appropriate, and Seller shall reasonably assist Buyer in such efforts.

(d) Seller hereby agrees and acknowledges that any breach or threatened breach of this Agreement regarding the treatment of the Confidential Information will result in irreparable harm to Buyer for which there will be no adequate remedy at law. In addition to other remedies provided by law or at equity, in such event Buyer shall be entitled to seek an injunction, without the necessity of posting a bond, to prevent any further breach of this Agreement by Seller.

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6. Quality. In performing the Services, Seller shall use commercially reasonable best efforts to employ methods, procedures and standards employed by it with respect to its own business and affairs.

7. Indemnification. Seller hereby agrees to defend, indemnify and hold harmless Buyer, its subsidiaries, parents and affiliates and their officers, directors, shareholders, agents, servants and employees from and against all claims, losses, damages, suits, expenses (including reasonable attorneys’ fees) and costs (collectively “Claims”) in connection with or airing out of death or personal injury occurring on Seller’s premises, except to the extent arising out of Buyer’s negligence or willful misconduct.

8. Disputes.

(a) Each Party agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the Parties or as provided for in this Article 8.

(b) In the event of a dispute under this Agreement, either Party may give a notice to the other Party requesting that the Steering Committee in good faith try to resolve such dispute. Not later than five (5) days after said notice, each Party shall submit to the other Party a written statement setting forth such Party’s description of the dispute and of the respective positions of the Parties on such dispute and such Party’s recommended resolution and the reasons why such Party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a Party pursuant to this Section 5 may be introduced as evidence or used as an admission against interest in any judicial resolution of such dispute.

(c) Not later than ten (10) days after the commencement of good-faith negotiations: (i) if the Steering Committee renders an agreed resolution on the matter in dispute, then both Parties shall be bound thereby; and (ii) if the Steering Committee does not render an agreed resolution, then each Party shall submit the dispute to its senior management representative, Stefan Heiniger for Buyer and the Chairman of the Board of Seller for Seller. Failing resolution, the parties may continue to pursue informal resolution processes or either party may proceed to adjudicate the dispute in accordance with Section 7.8 of the Purchase Agreement.

9. Specific Performance. Seller agrees that irreparable damage, for which monetary relief, even if available, may not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that (i) Buyer shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.8 of the Purchase Agreement without proof of damages, posting of bond or otherwise, this being in addition to any other remedy to which it is entitled under this Agreement and the Purchase Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the transactions and without that right, neither Buyer would not have entered into this Agreement.

The Seller agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

Given the nature of the Services and the harm that will accrue to Buyer if it does not receive the Services, Seller will continue performing the Services pending resolution of any dispute under this Agreement.

Reference is made to the Governing Law and Jurisdiction Provisions of the Purchase Agreement, which are incorporated herein by reference.

10. General.

(a) If any provision of this Agreement or the application of any such provision to any person(s) or circumstance(s) shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Agreement shall remain in full force and be effectuated as if such illegal, invalid or unenforceable provision is not part hereof; provided, however, the Parties shall seek in good faith agree upon alternate provisions or arrangements to achieve the same purposes as the invalid, illegal or unenforceable provision.

(b) Except as otherwise set forth herein, each Party shall give all notices hereunder in accordance with the terms of the Purchase Agreement.

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(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

(d) The headings for the articles, sections and paragraphs in this Agreement are for convenience and reference only and shall not limit in any way or otherwise affect any of the terms or provisions hereof.

(e) This Agreement may not be changed, altered, modified or amended except in writing signed by the Parties.

(f) The failure of either Party to demand strict performance of the terms hereof, or to exercise any right conferred herein shall not be construed as a waiver or relinquishment of its right to assert or rely on any such term or right in the future. Waiver by either Party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed to be a waiver of a subsequent breach of the same term, provision or condition. Failure or delay by either Party to require performance of any provision of this Agreement will not affect or impair such Party’s right to require full performance with such provision at any time thereafter.

(g) The provisions of this Agreement are for the benefit of the Parties hereto and not for any other person.

(h) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party and any attempted assignment without such prior written approval shall be void. Notwithstanding the foregoing, Buyer shall be permitted to assign its rights and obligations under this Agreement and any of the provisions hereof to an Affiliate of Buyer; provided, that notwithstanding any such assignment, Buyer will remain responsible for all of its obligations pursuant to this Agreement.

(i) This Agreement, together with the Purchase Agreement and the other Ancillary Documents contemplated thereby, constitute the entire agreement among the Parties and supersede any prior understandings, agreements, discussions or representations by or among the Parties, written or oral, to the extent relating in any way to the subject matter hereof of thereof.

[signatures on following page]

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IN WITNESS WHEREOF, the Parties have entered into this Agreement.

Troemner, LLC

By:
Name:
Title:

Scientific Industries, Inc.

By:
Name:	Helena Santos
Title:	CEO

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